UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2009

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60504

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2009, the Board of Directors of Westell Technologies, Inc. (the “Company”) established cash bonus targets and the performance criteria the fiscal year 2010 bonus plan. The following table presents the fiscal 2010 bonus targets for the Company’s named executive officers:

Name	Title	Fiscal 2010 Bonus Target
Amy T. Forster	Senior Vice President and Chief Financial Officer	$112,500
Timothy Reedy	Chief Executive Officer of Conference Plus, Inc.	$127,500
Christopher J. Shaver	Vice President/General Manager of Customer Network Solutions (“CNS”)	$112,500
Mark Skurla	Vice President of Sales & Customer Service	$112,500

For the named executives above, except Mr. Skurla, the bonus is based 50% on achieving revenue metrics and 50% achieving operating income metrics for the Company for fiscal 2010. Mr. Skurla’s bonus is based on 50% on achieving revenue metrics and 50% achieving operating income metrics for the CNS business unit. The named executive officers would not be entitled to a payout if established target revenue and operating income metrics are not met. Actual bonus payments may range from 0% to 150% of target levels based on actual revenue or operating income results.

Richard S. Gilbert, the Company’s Chief Executive Officer, is entitled to a guaranteed bonus of $250,000 for the fiscal year ending March 31, 2010 pursuant to his employment agreement with the Company.

Additionally, effective April 1, 2009 Christopher Shaver was promoted to Vice President/General Manager of the CNS business unit. Due to the reorganization of responsibilities associated with Mr. Shaver’s promotion, Mark Skurla, Vice President of Sales and Customer Service will remain employed by the Company, but no longer serve as an executive officer of the Company as defined by the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: April 7, 2009	By:	/s/ Amy T. Forster
Amy T. Forster
Senior Vice President and Chief Financial Officer